Exhibit 99.1

FOR IMMEDIATE RELEASE

Vertex, Inc. Announces Offer to Acquire E-Invoicing Leader Pagero

Extends Vertex’s Leadership in Indirect Tax Compliance and Accelerates Expansion in Key International Markets

Creates Seamless, End-to-End Global Platform to Help Customers Enhance Efficiency While Navigating New and Emerging Compliance Mandates

Acquisition Financing to Include New Strategic Investment from Silver Lake

Vertex to Hold Conference Call at 8:30 AM ET / 2:30 PM CET Today, December 13, 2023

King of Prussia, PA — (December 13, 2023) —Vertex, Inc. (NASDAQ: VERX), a global provider of indirect tax solutions, today announced that it has commenced a public tender offer for 100% of the shares of Pagero Group AB (publ) (“Pagero”) at a price of 36 SEK in cash per share, equivalent to a total tender value of approximately $555 million1.

Vertex’s acquisition of Pagero will accelerate the companies’ partnership announced in October 2023 to provide multinational companies with an end-to-end solution to automate business transactions and manage indirect tax, reporting and e-invoicing compliance globally. E-invoicing has quickly become a necessity for businesses transacting in multiple jurisdictions with the rise of real-time and near-real time digital tax reporting government mandates. Pagero provides comprehensive solutions to automate e-invoicing compliance through its Smart Business Network.

Leveraging Pagero’s platform and global network, Vertex will extend its leadership by adding new digital transformation and e-invoicing capabilities to its portfolio to support customers in the rapidly changing, regulatory compliance landscape. The combined platform will help customers seamlessly facilitate the creation, exchange, and clearance of jurisdictionally-compliant e-invoices, enabling companies to reduce friction and other barriers to geographic expansion, and improve efficiency of their compliance and reporting operations.

“Vertex and Pagero have a shared vision to accelerate global commerce and help companies automate and digitize their compliance operations,” noted Vertex CEO David DeStefano. “Since the launch of our commercial partnership, we have seen strong reception from customers and partners. E-invoicing has become one of the fastest growing challenges facing our global enterprise customers, making this transaction a logical next step. We are confident that together, we will create a best-in-class solution for all indirect tax and e-invoicing needs to help customers navigate complex and evolving compliance mandates, expand our international reach, and unlock additional value for shareholders.”

1 Based upon ~161 million currently outstanding shares of Pagero and a USD / SEK exchange rate of 10.46.

Exhibit 99.1

“Vertex has been a great partner in Pagero’s work to address pressing customer needs for best-in-class tax compliance solutions,” said Bengt Nilsson, Pagero’s second largest shareholder and CEO. “With the rapid emergence of new and proposed e-invoicing mandates and the digitization of indirect tax, e-invoicing has quickly become a necessity for businesses trading in multiple global jurisdictions. By combining Vertex and Pagero’s leading technologies, I am convinced we can better support customers while delivering meaningful value for shareholders.”

Strategic and Financial Benefits of the Proposed Acquisition

Vertex believes acquiring Pagero will provide significant benefits to stakeholders of the combined company, including:

-	Significantly Expands Market Opportunity: The e-invoicing market is large and growing, driven by legislation and an increasingly complex compliance environment for companies to navigate. By extending its leadership into e-invoicing through Pagero, Vertex expects to expand its market opportunity from $22 billion to nearly $28 billion[2] with considerable upside opportunities as the company helps customers navigate evolving compliance mandates globally.

-	Advances International Growth Strategy: Today, Pagero supports a network of approximately 14 million companies across 140 countries. The business’ opportunity is rapidly expanding as more than 50 countries have currently adopted or are expected to adopt Continuous Transaction Controls (“CTC”) mandates. To address these requirements, customers are seeking solutions that simplify their returns and reporting processes. Vertex expects to capitalize on this demand by leveraging Pagero’s e-invoicing solutions for existing customers and as an entry point for new customer acquisition.

-	In-Demand, Strategically Aligned Solutions to Manage Tax Compliance in the Digital Era: CTC and e-invoicing are key components in streamlining compliance processes and ensuring timely and accurate reporting. Through this transaction, Vertex will create a seamless, end-to-end compliance platform combining indirect tax, periodic filing and reporting and e-invoicing, with a scalable, open business network that will enable continuous compliance and operational efficiencies across the procure-to-pay and order-to-cash processes.

-	Meaningful Growth Opportunities: Pagero delivered year over year growth of 35% in its most recent fiscal quarter, and enjoys strong customer retention metrics. The transaction is expected to unlock additional value as the combined company supports customers at more points through their compliance processes globally. Vertex expects that deepening and expanding customer relationships will drive increased revenue growth.

-	Enhanced Financial Profile: Vertex expects the acquisition of Pagero to accelerate the Company’s pro-forma top-line growth by nearly 200 basis points, with a near-term path to profit margin expansion. Pagero is expected to be accretive to Vertex’s margins in the second full year after closing, with additional opportunity to increase revenue synergies and cost benefits in the medium to long term.

2 Based on Vertex estimates

Exhibit 99.1

Vertex has been informed by the independent bid committee of the Board of Directors of Pagero of its resolution to unanimously recommend the shareholders of Pagero to accept the public offer made by Vertex. Vertex has also received irrevocable undertakings to accept the Offer from Pagero’s two largest shareholders – Vålåuggen Invest AB which is controlled by Summa Equity and Greenfield AB and Norelia AB which are both controlled by Pagero’s CEO Bengt Nilsson – in total representing approximately 40.4 per cent of the outstanding shares in Pagero.

Transaction Details

The acceptance period of the offer is expected to commence on or around December 15, 2023 and expire on or around January 23, 2024. An offer document is expected to be made public on or around December 14, 2023. Assuming that the offer is declared unconditional after the acceptance period, settlement is expected to begin on or around February 1, 2024.

The offer is subject to certain regulatory approvals, the receipt of valid tenders of more than 90% of Pagero’s shares and customary closing conditions.

The per-share consideration noted above represents an approximate 71.4 percent premium to Pagero’s closing price on December 12, 2023, and a 77.1 percent premium to its prior 30-day volume-weighted average price on the same day and a 97.9 percent premium compared to the volume-weighted average price during the last 90 trading days ended on December 12, 2023.

This press release shall not constitute an offer to buy or a solicitation of an offer to sell any Pagero securities. The offer will be made solely pursuant to the applicable offer document, when available. The offer is not being made to holders of securities in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. The full details of the offer, including complete instructions on how to tender Pagero shares, will be included in the offer document.

Financing Details

Vertex intends to fund the transaction with proceeds from its existing undrawn revolving credit facility and from issuance of a new series of Convertible Preferred Stock in the amount of $500 million to Silver Lake, the global leader in technology investing. Vertex welcomes Silver Lake not only as an investor but also as a strategic partner as Vertex expands its growth ambitions across technologies and geographies.

Joe Osnoss, a Managing Partner of Silver Lake, will join the Vertex Board of Directors upon transaction close.

Osnoss said, “Silver Lake has long regarded Vertex as an important pioneer, innovator and leader in enterprise technology solutions for global indirect tax compliance. Adding e-invoicing via Pagero will provide even more value to customers seeking end-to-end integration and automation. We are grateful for the opportunity to work with CEO David DeStefano and Vertex’s management in developing a long-term partnership between our firms.”

The issuance of the Convertible Preferred Stock is conditioned upon closing the acquisition. It carries a payment-in-kind dividend of 11.75% and is convertible into Vertex common stock at an initial conversion price equal to a 20% premium over Vertex’s trailing 10-day volume-weighted average price as of December 19, 2023, subject to a minimum conversion price of $32.50 and a maximum of $37.50. The Convertible Preferred Stock is redeemable on the terms and subject to the conditions set forth in the

Exhibit 99.1

definitive agreements. As part of the transaction, Silver Lake will also be issued warrants to purchase up to 2.5 million additional shares of Vertex common stock at the conversion price. Vertex intends to file a Current Report with the Securities and Exchange Commission on Form 8-K that will have further details concerning the acquisition and the related financings.

Conference call

Vertex will host a conference call at 8:30 AM ET / 2:30 PM CET today, December 13, 2023, to discuss the Pagero tender offer.

Those wishing to participate may do so by dialing 1-877-407-4018 or 1-201-689-8471 approximately ten minutes prior to start time. A listen-only webcast of the call will also be available through the Company’s Investor Relations website at https://ir.Vertexinc.com.

A conference call replay will be available approximately one hour after the call by dialing 1-844-512-2921 or 1-412-317-6671 and referencing passcode 13743202, or via the Company’s Investor Relations website. The replay will expire on December 27, 2023 at 11:59 p.m. Eastern Time.

Advisors

Greenhill acted as financial advisor and DLA Piper acted as legal advisor to Vertex. Centerview Partners LLC acted as financial advisor and Latham and Watkins LLP as legal advisor to Vertex in connection with the investment by Silver Lake.

Simpson Thacher & Bartlett LLP acted as legal advisor to Silver Lake.

About Vertex

Vertex, Inc. is a leading global provider of indirect tax solutions. The Company’s mission is to deliver the most trusted tax technology enabling global businesses to transact, comply and grow with confidence. Vertex provides solutions that can be tailored to specific industries for major lines of indirect tax, including sales and consumer use, value added and payroll. Headquartered in North America, and with offices in South America and Europe, Vertex employs over 1,400 professionals and serves companies across the globe.

For more information, visit www.Vertexinc.com or follow on Twitter and LinkedIn.

About Silver Lake

Silver Lake is a global technology investment firm, with more than $95 billion in combined assets under management and committed capital and a team of professionals based in North America, Europe and Asia. Silver Lake’s portfolio companies collectively generate more than $282 billion of revenue annually and employ approximately 713,000 people globally.

Forward Looking Statements

Any statements made in this press release that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. Forward-looking statements include, among other things, statements about the anticipated benefits of the Pagero acquisition, the timing of completion of the Pagero acquisition and the issuance of the Convertible Preferred Stock and warrants, as well as the information concerning possible or assumed future results of operations, including descriptions of our business plan and strategies. Forward-looking

Exhibit 99.1

statements are based on Vertex management’s beliefs, as well as assumptions made by, and information currently available to, them. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. Factors which may cause actual results to differ materially from current expectations include, but are not limited to: our ability to complete the Pagero on the currently contemplated terms or at all; the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted relating to the anticipated acquisition; the costs incurred to consummate the Pagero acquisition; the possibility that the expected benefits from the acquisition will not be realized, or will not be realized within the expected time period; difficulties related to the integration of the two companies; disruption from the Pagero acquisition making it more difficult to maintain relationships with customers, employees, regulators or suppliers; the diversion of management time and attention on the anticipated acquisition; adverse changes in the markets in which Vertex and Pagero operate; our ability to complete the financing for the acquisition on the contemplated terms, or at all; our ability to sustain and expand revenues, maintain profitability, and to effectively manage our anticipated growth; our ability to maintain and expand our strategic relationships with third parties; and the other factors described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 as filed with the Securities Exchange Commission (“SEC”), as may be subsequently updated by our other SEC filings. Copies of such filings may be obtained from the Company or the SEC.

All forward-looking statements reflect our beliefs and assumptions only as of the date of this press release. We undertake no obligation to update forward-looking statements to reflect future events or circumstances.

Contacts:

Vertex

Investor Relations contact:

Joe Crivelli

Vertex, Inc.

ir@Vertexinc.com

Media contact:

Rachel Litcofsky

Vertex, Inc.

mediainquiries@Vertexinc.com

Silver Lake

Media contact:

Matt Benson

Silver Lake

mediainquiries@silverlake.com